Exhibit 3.3

CERTIFICATE OF MERGER

OF

SAND DOLLAR ACQUISITION CORPORATION

WITH AND INTO

CELLU TISSUE HOLDINGS, INC.

(Pursuant to Section 251 of the General Corporation Law of the State of Delaware)

Cellu Tissue Holdings, Inc., a Delaware corporation, hereby certifies that:

1. The name and state of incorporation of each of the constituent corporations is as follows:

(a)	Sand Dollar Acquisition Corporation, a Delaware corporation; and

(b)	Cellu Tissue Holdings, Inc., a Delaware corporation.

2. An agreement and plan of merger, dated as of September 15, 2010, by and among Clearwater Paper Corporation, Sand Dollar Acquisition Corporation and Cellu Tissue Holdings, Inc. (the “Agreement and Plan of Merger”) has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with Section 251 (and, with respect to Sand Dollar Acquisition Corporation, by the written consent of its sole stockholder in accordance with Section 228) of the General Corporation Law of the State of Delaware.

3. The name of the surviving corporation is Cellu Tissue Holdings, Inc., a Delaware corporation (the “Surviving Corporation”).

4. The Amended and Restated Certificate of Incorporation of Cellu Tissue Holdings, Inc. shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and as amended and restated shall constitute the Amended and Restated Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable law.

5. The executed Agreement and Plan of Merger is on file at the office of the Surviving Corporation at 601 West Riverside Avenue, Suite 1100, Spokane, Washington 99201.

6. A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

Pursuant to Section 103(d) of the General Corporation Law of the State of Delaware, this Certificate of Merger shall be effective at 4:00 p.m., Eastern Standard Time, on December 27, 2010.

IN WITNESS WHEREOF, Cellu Tissue Holdings, Inc. has caused this Certificate to be signed as of this 27th day of December, 2010.

CELLU TISSUE HOLDINGS, INC.

/s/ Russell C. Taylor
Name:	Russell C. Taylor
Title:	President and Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION OF

CELLU TISSUE HOLDINGS, INC.

FIRST: The name of the corporation is: Cellu Tissue Holdings, Inc. (the “Corporation”).

SECOND: The address of the registered office of the corporation in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) and to possess and exercise all of the powers and privileges granted by the DGCL and any other law of the State of Delaware.

FOURTH: The Corporation is authorized to issue one class of stock to be designated “Common Stock,” with a par value of $0.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is 1,000.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon direction by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

SIXTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the Corporation, except as otherwise specifically provided therein. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the Corporation.

SEVENTH: The Corporation reserves the right to amend any provision contained in this Amended and Restated Certificate of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

EIGHTH:

(1) Exculpation. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any amendment, modification or repeal of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

(2) Indemnification.

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless and advanced expenses by the Corporation, in accordance with the Bylaws of the Corporation, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, except as may be prohibited by applicable law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

(b) Non-Exclusivity of Rights The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute or this Amended and Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

(c) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(d) Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(e) Amendment. Neither any amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or action or proceeding accruing or arising or that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.